Exhibit (D)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 20th day of February, 2020, between Thompson IM Funds, Inc., a Wisconsin corporation (the “Corporation”), and Thompson Investment Management, Inc., a Delaware corporation (the “Adviser”).

WITNESSETH

WHEREAS, the Corporation is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Corporation is authorized to issue shares of its Common Stock, $.001 par value per share, in one or more series;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Corporation desires to retain the Adviser to render investment advisory services to certain of its series and the Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.                  Appointment of Adviser. The Corporation hereby appoints the Adviser to act as investment adviser with respect to each mutual fund series described on Exhibit A hereto (individually, a “Fund” and collectively, the “Funds”) for the periods and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. Additional Funds may be added to this Agreement by amendment to Exhibit A and without the necessity for reapproval of this Agreement by any Fund then already covered by this Agreement.

2.                  Duties of Adviser.

(a)               Subject to the general supervision of the Board of Directors of the Corporation, the Adviser shall manage the investment operations of each Fund and the composition of each Fund’s assets, including the purchase, retention and disposition thereof. In this regard, the Adviser, with respect to each Fund:

(i)                 shall provide supervision of the Fund’s assets, furnish a continuous investment program for the Fund, and determine from time to time what investments or securities will be purchased, retained or sold by the Fund and what portion of the assets will be invested or held uninvested as cash;

(ii)              shall place orders pursuant to its determinations either directly with the issuer or with any broker, dealer, or futures commission merchant that deals in the securities, futures contracts, or other financial instruments in which the Fund is active. In placing orders, the Adviser shall use its best efforts to seek best execution; provided that for the avoidance of doubt it shall be entitled to cause the Corporation to pay any such broker or dealer an amount of commission for effecting transactions in excess of the amount of commission that another broker or dealer would have charged for effecting that transaction if the brokerage or research services provided by such broker or dealer are reasonable in relation to the amount of commission, viewed in light of either that particular investment transaction or the overall responsibilities of the Adviser with respect to the Corporation, and may rely upon the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(iii)            may, on occasions when it deems the purchase or sale of an asset to be in the best interests of the Fund as well as one or more other clients (including any other investment company or advisory account for which the Adviser acts as adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain a more favorable net price or execution; in such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(b)               The Adviser is authorized as the agent of the Corporation to give instructions to any service provider serving as custodian of the Funds as to deliveries of securities and payments of cash for the account of each Fund.

(c)               The Adviser, in the performance of its duties to each Fund hereunder, shall (i) act in conformity with the Articles and By-Laws of the Corporation; the Registration Statement (including without limitation the then-current Prospectus and Statement of Additional Information) in respect of the Fund; all codes, policies and procedures maintained by the Company and applicable to the Adviser, including without limitation codes of ethics or conduct and proxy voting policies; and the instructions and directions of the Board of Directors of the Corporation; and (ii) comply with and conform to the requirements of the 1940 Act, the Securities Act of 1933, as amended, the Exchange Act, any applicable provisions of the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws, regulations, and rulings.

(d)               The Adviser shall at all times maintain its registration as an investment adviser under the Advisers Act and comply in all material respects with the requirements of the Advisers Act.

(e)               The Adviser shall provide, at its own expense, such office space, personnel, facilities, equipment and other materials, resources and assets as are necessary or appropriate for the provision of its services hereunder.

(f)                The Adviser shall render to the Board of Directors of the Corporation such periodic and special reports and information as the Board may reasonably request.

(g)               The services of the Adviser hereunder are not deemed exclusive and the Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

(h)               The Adviser and its directors, officers, employees and other corporate agents shall not be liable for any error of judgment or mistake of law, for any other act or

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omission, or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for liability to a Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, by reason of its reckless disregard of its obligations and duties under this Agreement, or to the extent specified in Section 36(b) of the 1940 Act regarding loss resulting from a breach of fiduciary duty with respect to the receipt of compensation.

(i)                 Adviser hereby acknowledges that the Corporation’s Articles and By-laws limit shareholder liability and agrees that any obligations assumed by a Fund pursuant to this Agreement shall be limited in all cases to that Fund and its respective assets. Adviser agrees that it shall not seek satisfaction of any such obligation from the shareholders of the Corporation, nor from the directors, officers, employees or agents of the Corporation.

(j)                 Subject to any approvals required by Section 15 of the 1940 Act, the Adviser may enter into any written investment sub-advisory contract with another affiliated or unaffiliated party pursuant to which, at the Adviser’s own expense, such party will carry out some or all of Adviser’s responsibilities (as specified in such investment sub-advisory contract) set forth in this Agreement. The retention of one or more sub-advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement.

3.                  Expenses.

(a)               During the term of this Agreement, the Adviser will pay all costs incurred by it in connection with the performance of its duties under paragraph 2 hereof, other than the cost (including taxes and brokerage commissions, if any) of assets purchased or sold for the Fund.

(b)               In addition to the foregoing, the Adviser may from time to time at its option (but shall be under no obligation to) voluntarily assume or undertake to reimburse a Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Adviser. Any such voluntary assumption or undertaking may be discontinued or modified at any time by the Adviser.

4.                  Compensation.

(a)               For the services provided and the expenses assumed by the Adviser pursuant to this Agreement, each Fund will pay the Adviser, and the Adviser agrees to accept as full compensation for all services rendered by it hereunder, an annual management fee as shown on Exhibit A attached hereto. The foregoing fee will be computed on each day based on the value of net assets on such day and will be paid to the Adviser monthly in arrears.

(b)               During any period when the determination of net asset value is suspended, the net asset value of a Fund as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until the net asset value is again determined.

(c)               If this Agreement is terminated prior to the end of any month, the fee to the Adviser for the portion of any month in which this Agreement is in effect shall be prorated

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according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

5.                  Books and Records. The Adviser shall maintain all of the Fund’s records that relate to the provision of investment advisory services and transactions in portfolio securities for the Fund. The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund’s request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act, or any successor rule thereto, any such records as are required to be maintained by it pursuant to Rule 31a-1 of the Commission under the 1940 Act or any successor rule thereto.

6.                  Permissible Interests. The Corporation acknowledges and agrees that directors, officers, agents, and shareholders of the Corporation or of the Adviser are or may in the future become interested persons of the Adviser or Corporation (or any successors thereof), respectively, as directors, partners, officers, shareholders, or otherwise, and that the Adviser is or may become interested in the Corporation and any Fund. All such interests shall be fully disclosed between the parties on an ongoing basis to the extent required by law. In addition, brokerage transactions for the Corporation may be effected through affiliates of the Adviser or any sub-adviser to the extent permitted by the Corporation’s compliance policies and procedures, subject to the rules and regulations of the Securities and Exchange Commission.

7.                  Duration and Termination. This Agreement will become effective with respect to a Fund upon approval of a majority of the outstanding voting securities of such Fund (as defined in the 1940 Act). Unless terminated as hereinafter provided, this Agreement shall continue in effect for two years from effectiveness of this Agreement as to such Fund, and thereafter shall continue automatically for successive periods of one year each so long as each such latter continuance is approved at least annually by (i) the vote of a majority of the Board of Directors of the Corporation who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval; and (ii) either by a vote of a majority of the Board of Directors of the Corporation or by vote of a majority of the outstanding shares of such Fund (as defined with respect to voting securities in the 1940 Act). This Agreement may be terminated as to any Fund at any time, without the payment of any penalty, by the Board of Directors of the Corporation or by vote of a majority of the outstanding shares of such Fund (as so defined) on 60 days’ written notice to the Adviser, or by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the Corporation. This Agreement will automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act and the rules thereunder).

8.                  Name of the Fund. The Adviser agrees that the words “Thompson IM” or “Thompson” may be used in the name of the Corporation and any mutual fund series and that such name, any related logos and any service marks containing the words “Thompson IM” or “Thompson” may be used in connection with their business in perpetuity and that such use shall be royalty-free, whether or not this Agreement or any other advisory agreement with the Adviser is in effect for the Funds. The Corporation acknowledges that it has no rights to the name “Thompson IM” or “Thompson” or such logos or service marks other than those granted in this

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paragraph and that the Adviser reserves to itself the right to grant the nonexclusive right to use the words “Thompson IM” or “Thompson” or such logos or service marks to any other person, including, but not limited to, another investment company.

9.                  Status of Adviser as Independent Contractor. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Directors of the Corporation from time to time, have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

10.              Amendment of Agreement. This Agreement may be amended by the mutual consent of the parties hereto and only in accordance with the provisions of the 1940 Act and the rules and regulations thereunder.

11.              Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Wisconsin, without regard to conflict of law principles, and shall be binding up and shall inure to the benefit of the parties hereto and their respective successors, subject to paragraph 7 hereof. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. This Agreement supersedes any prior agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the date first above written.

THOMPSON IM FUNDS, INC.

By:	/s/ Jason L. Stephens
Jason L. Stephens Chief Executive Officer

THOMPSON INVESTMENT MANAGEMENT, INC.

By:	/s/ Jason L. Stephens
Jason L. Stephens
Chief Executive Officer

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EXHIBIT A TO INVESTMENT ADVISORY AGREEMENT

BETWEEN THOMPSON IM FUNDS, INC.

AND

THOMPSON INVESTMENT MANAGEMENT, INC.

1.	LargeCap Fund.

The management fee of this Fund, calculated in accordance with Paragraph 4 of the Investment Advisory Agreement, shall be at the annual rate of 1.00% of the first $50 million of average daily net assets of the Fund, and 0.90% of average daily net assets in excess of $50 million.

2.	Bond Fund.

The management fee for this Fund, calculated in accordance with Paragraph 4 of the Investment Advisory Agreement, shall be at the annual rate of 0.65% of the first $50 million of average daily net assets of the Fund, and 0.60% of average daily net assets in excess of $50 million.

3.	MidCap Fund.

The management fee of this Fund, calculated in accordance with Paragraph 4 of the Investment Advisory Agreement, shall be at the annual rate of 1.00% of the first $50 million of average daily net assets of the Fund, and 0.90% of average daily net assets in excess of $50 million.